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                                                                   EXHIBIT 5.2

                [LETTERHEAD OF ARMSTRONG WORLD INDUSTRIES, INC.]




May 14, 1999

Armstrong World Industries, Inc.
2500 Columbia Avenue
Lancaster, Pennsylvania  17603

Re:   Armstrong World Industries, Inc.
      Registration Statement on Form S-3 (File No. 333-74501)

Ladies and Gentlemen:

I am the Associate Counsel of Armstrong World Industries, Inc., a Pennsylvania corporation (the "Company"). This opinion is being rendered in connection with the issuance and sale by the Company to the Underwriters (as defined below) of $200,000,000 aggregate principal amount of the Company's 7.45% Senior Notes due 2029 (the "Senior Notes"). The offering of the Senior Notes is being made pursuant to the Company's Registration Statement on Form S-3 (including a prospectus supplement filed pursuant to Rule 424 of the Securities Act of 1933, as amended, the "Registration Statement") which relates to the offer and sale by the Company from time to time of up to $1,000,000,000 aggregate principal amount of debt securities, common stock, $1.00 par value per share, shares of Class A preferred stock, no par value per share, warrants and depositary shares.

The Senior Notes are being sold pursuant to that certain Underwriting Agreement (the "Underwriting Agreement") dated May 14, 1999, by and among Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Banc One Capital Markets, Inc., Barclays Capital Inc., HSBC Securities, Inc. (collectively, the "Underwriters") and the Company. The Underwriting Agreement incorporates the terms and conditions of the "Underwriting Agreement Standard Provisions - Debt Securities and Preferred Stock," and relates to the purchase by the Underwriters, severally and not jointly, from the Company of the Senior Notes. It is contemplated that the Senior Notes will be issued pursuant to an indenture (the "Indenture"), dated December 23, 1998, between the Company and The First National Bank of Chicago, as trustee (the "Trustee").

I have examined such documents, records, and matters of law as I have deemed necessary for purposes of this opinion. In examining all such documents, I have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the respective originals of all documents purported to be copies. In rendering the foregoing opinions, I have relied as to certain factual matters upon oral and written information provided by various officers of the Company, as well as certificates and letters of public officials, and I have not independently verified the accuracy of the statements contained therein. Based on such examination and on the assumptions set forth below, I am of the opinion that the Senior Notes have been duly authorized by the Company, and, when executed, authenticated, issued and delivered in the manner provided in the Indenture against payment of the consideration therefor specified in the Underwriting Agreement will be entitled to the benefits of the Indenture, and will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by

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May 19, 1999                                                              Page 2


bankruptcy, reorganization, moratorium, insolvency or similar laws affecting creditors' rights generally, including without limitation, applicable fraudulent transfer laws, and general principals of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether the enforceability of such rights or the availability of such remedies is considered in a proceeding in equity or at law).

In rendering the foregoing opinion, my examination of matters of law has been limited to the laws of the Commonwealth of Pennsylvania.

I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. Please note that I undertake no obligation to update this opinion to reflect any change in law or circumstances as might affect the foregoing at any time. It is also expressly understood, and by your acceptance hereof you acknowledge, that you will look solely to the Company with respect to any claims hereunder, and your only remedies in connection herewith will be against the Company and its assets and not me personally. This opinion has been prepared solely for your use in connection with the filing of the Form 8-K on May 24, 1999 and incorporation by reference into the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without my express prior written consent, except that Rogers & Wells LLP may rely on this opinion as if it was addressed to them, and subject to all conditions, qualifications and limitations herein.

I hereby consent to the filing of this opinion as an exhibit to the Form 8-K and incorporation by reference into the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Douglas S. Brossman